Exhibit 99.1

Contact:	Jennifer Cook Williams
Vice President, Investor Relations
650-624-9600
investors@anesiva.com

ANESIVA TO RAISE APPROXIMATELY $45 MILLION

IN REGISTERED DIRECT COMMON STOCK OFFERING

SOUTH SAN FRANCISCO, CA, November 22, 2006 – Anesiva, Inc. (Nasdaq: ANSV), a biopharmaceutical company, focused on the development of novel pain therapeutics, announced today that it has obtained commitments from selected institutional investors to purchase approximately $45 million of its common stock in a registered direct offering. Under the terms of the transaction, Anesiva will sell seven million shares of its common stock at a price of $6.40 per share, which represents no discount to the closing bid price on November 21, 2006.

The closing of the offering is expected to take place on November 28, 2006, subject to customary closing conditions. All of the shares of common stock are being offered pursuant to an effective registration statement previously filed with the Securities and Exchange Commission.

The company anticipates that net proceeds from the offering will be used for general corporate purposes and to support further development and commercialization of its pain product portfolio, including its most advanced product candidate, Zingo™.

Lazard Capital Markets LLC acted as the lead placement agent, and Needham & Company, LLC, and Rodman & Renshaw, LLC, acted as co-placement agents for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus may be obtained from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th floor, New York, NY 10020.

About Anesiva and its Diverse Pipeline of Pain Products

Anesiva, Inc. is a biopharmaceutical company focused on the development and commercialization of novel therapeutic treatments for pain. The company has three drug candidates in development for multiple pain-related indications. Anesiva is based in South San Francisco, CA.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, without limitation, references to the anticipated closing of Anesiva’s registered direct offering and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning risk factors affecting Anesiva is contained in Anesiva’s quarterly report on Form 10-Q for the quarter ended September 30, 2006.

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Anesiva undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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